Exhibit 99.(a)(1)(I)

OFFER TO PURCHASE FOR CASH

by Sunstone Hotel Investors, Inc.

of

Up to 6,200,000 Shares of its Common Stock

At a Per Share Purchase Price Not Less Than $16.75 nor Greater Than $19.25

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON JUNE 27, 2008, UNLESS THE OFFER IS EXTENDED.

June 16, 2008

To Banks, Brokers, Dealers,

Trust Companies and Other Nominees:

On June 2, 2008, Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), commenced its offer to purchase up to 6,200,000 shares of its common stock, par value $0.01 per share (“Common Stock”), at a per share price of not less than $18.65 nor greater than $21.15, net to the seller in cash, less any applicable withholding taxes and without interest, subject to the terms and conditions set forth in the Offer to Purchase, dated June 2, 2008 (the “Original Offer to Purchase”) and the related Letter of Transmittal (the “Original Letter of Transmittal”).

Sunstone has reduced the purchase price at which stockholders may tender shares to a per share purchase price not less than $16.75 nor greater than $19.25, net to the seller in cash, less any applicable withholding taxes and without interest. The price range was changed in response to current conditions in the equity markets.

Unless the context requires otherwise, all references in this letter to “shares” refers to shares of Common Stock.

Sunstone will select the lowest purchase price between $16.75 and $19.25 that will allow it to purchase 6,200,000 shares (the “Purchase Price”), or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares purchased in the tender offer will be purchased at the same price.

Sunstone’s offer is being made upon the terms and subject to the conditions set forth in the Original Offer to Purchase, as amended and supplemented by the Supplement to Offer to Purchase, dated June 16, 2008 (the “Supplement” and, together with the Original Offer to Purchase, the “Offer to Purchase”), and in the Amended Letter of Transmittal which, together, with any amendments or supplements to either, collectively constitute the “Offer”.

Upon the terms and subject to the conditions of the Offer, only shares validly tendered at prices equal to or below the Purchase Price and not validly withdrawn will be eligible for purchase under the Offer. However, because of the “odd lot” priority, the proration and the conditional tender provisions described in the Offer to Purchase, even if a stockholder validly tenders shares at or below the Purchase Price, all of the shares tendered may not be purchased if more than 6,200,000 shares are validly tendered. All shares tendered and not purchased, including shares tendered at prices above the Purchase Price and shares not purchased because of “odd lot” priority, proration or the conditional tender procedures, will be returned at Sunstone’s expense promptly following the expiration of the Offer.

Sunstone reserves the right, in its sole discretion, to purchase more than 6,200,000 shares pursuant to the Offer, subject to applicable law.

The Offer is not conditioned on the receipt of financing or on a minimum number of shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if more than 6,200,000 shares are validly tendered at prices equal to or below the Purchase Price and not validly withdrawn, Sunstone will purchase, subject to “odd lot” priority and the conditional tender procedures described in Sections 1 and 6 of the Offer to Purchase, shares validly tendered at prices equal to or below the Purchase Price and not validly withdrawn, on a pro rata basis with appropriate rounding adjustments to avoid purchases of fractional shares.

Payment of the Purchase Price may be subject to withholding tax. You are encouraged to consult with your tax advisors as to whether you should withhold tax on payments to your clients.

On May 8, 2008, Sunstone declared a dividend of $0.35 per share of Common Stock, payable on July 15, 2008, to its holders of Common Stock of record on June 30, 2008. Holders of Sunstone’s Common Stock on June 30, 2008 will receive the dividend with respect to their tendered shares on the designated payment date by Sunstone, even if they have tendered any or all of their shares in the Offer. While the Offer is scheduled to expire on June 27, 2008, holders of shares purchased in the Offer will not cease to be record holders of such shares until payment for the purchased shares which will not occur until after June 30, 2008. See Section 8, “Price Range of Shares; Dividends” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

•	Supplement to Offer to Purchase, dated June 16, 2008;

•

Amended Letter to Clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, which includes an Instruction Form for obtaining those clients’ instructions with regard to the Offer;

•	Amended Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

•

Amended Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time; and

•	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer, proration period, and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 27, 2008, unless the Offer is extended.

No fees or commissions will be payable to banks, brokers, dealers, trust companies or any person for soliciting tenders of shares under the Offer (other than fees paid to the dealer manager and the information agent as described in the Offer to Purchase). Sunstone will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Sunstone will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and the Amended Letter of Transmittal.

In order to validly tender shares under the Offer, a stockholder must do EITHER (1) OR (2) below:

(1)	Provide that the Depositary receives the following before the Offer expires:

•	either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase;

•

either (a) a properly completed and executed Amended Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an “agent’s message” of the type described in Section 3 of the Offer to Purchase, in the case of a book-entry transfer; and

•	Any other documents required by the Amended Letter of Transmittal.

(2)	Comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, D.F. King & Co., Inc., at its address and telephone number set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc., by calling them at (212) 269-5550.

Very truly yours,

Sunstone Hotel

Investors, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SUNSTONE, OR ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER TO PURCHASE, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.